3

                                                                      EXHIBIT 1



Investor AB ("Investor") ager 54.061.380 st A-aktier och 1.508.693 st B-aktier i Scania AB ("Bolaget"), vilket motsvarar 27,8 % av kapitalet och 49,3 % av rosterna i Bolaget. AB Volvo ("Volvo") ager 20.015.306 st A-aktier och
23.030.970 st B-aktier i Bolaget, vilket motsvarar 21,5 % av kapitalet och 20,3 % av rosterna i Bolaget. Investor har forklarat sig berett att salja samtliga sina aktier i Bolaget till Volvo, som forklarat sig villigt att kopa dessa aktier fran Investor. Volvo kommer den 6 augusti 1999 att offentliggora sitt beslut att lamna ett offentligt erbjudande att forvarva ovriga utestaende aktier i Bolaget och att darvid erbjuda aktieagarna att overlata sina aktier i Bolaget till Volvo for antingen SEK 315 kontant per aktie eller - under forutsattning att bolagsstamman i Volvo fattar beslut om erforderlig nyemission - sex nyemitterade aktier i Volvo for varje femtal aktier i Bolaget eller en kombination darav. Innehavare av A-aktier i Bolaget kommer darvid att erbjudas mojlighet att sasom vederlag for sina A-aktier i Bolaget valja att erhalla antingen A- eller B-aktier i Volvo och innehavare av B-aktier i Bolaget kommer erbjudas mojlighet att sasom vederlag for sina aktier erhalla B-aktier i Volvo.

Mot denna bakgrund har mellan Investor och Volvo denna dag traffats foljande


                                     AVTAL



1. Investor overlater till Volvo pa de villkor och de forutsattningar som anges i detta Avtal till Volvo 54.061.380 st A-aktier och
         1.508.693 st B-aktier i Bolaget, nedan gemensamt benamnda Aktierna.

2. Vederlaget for 60 % av de overlatna A-aktierna (dvs 32.436.828 A-aktier) och 60 % av de overlatna B-aktierna (dvs 905.216 B-aktier) skall vara SEK 315 per aktie.

3. Investor har ratt att sasom vederlag for de resterande 40 % av de overlatna aktierna (dvs 21.624.552 A-aktier och 603.477 B-aktier) valja att antingen erhalla SEK 315 kontant eller - under forutsattning att bolagsstamma i Volvo fattar beslut om erforderlig nyemission - sex nyemitterade aktier i Volvo for varje femtal aktier aktier i Bolaget. Investor skall darvid aga ratt att sasom vederlag for sina A-aktier i Bolaget valja att erhalla antingen A- eller B-aktier i Volvo och skall for sina B-aktier erhalla B-aktier i Volvo.

         Investor skall meddela Volvo huruvida vederlaget skall utga i kontanter eller i aktier, eller i kombination darav, senast vid den tidpunkt da anmalningstiden for det offentliga erbjudandet, inklusive forlangningar, loper ut. Investor har for avsikt att pa marknaden forvarva aktier i Volvo for den kontantlikvid som ar hanforlig till de ovan namnda 40 % av Aktierna om kontantalternativet enligt ovan valjs.

4. Volvo ager ratt att frantrada detta Avtal om berorda konkurrensmyndigheter inte lamnar erforderliga godkannanden av Avtalet pa for Volvo godtagbara villkor eller om andra erforderliga myndighetstillstand inte erhalles. Volvo skall vara skyldigt att godta med berorda konkurrensmyndigheter forhandlade villkor, under forutsattning att de inte medfor vasentligt negativa effekter for Volvo.


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5.       Volvo atar sig att efter basta formaga vidta nodvandiga atgarder for att snarast mojligt erhalla berorda konkurrensmyndigheters godkannanden av detta Avtal. I den man Investor kan medverka, atar sig Investor att efter basta formaga medverka till att sadana godkannanden snarast erhalls.

6. De aktier i Bolaget for vilka Volvo skall erlagga kontant betalning skall tilltradas senast fem bankdagar efter den dag erforderliga godkannanden enligt punkten 4 ovan erhallits eller Volvo har accepterat att tilltrade kan ske utan sadana godkannanden.

         Aktier for vilka vederlag skall utga i nyemitterade aktier i Volvo skall tilltradas senast den tionde bankdagen efter den dag da den erforderliga nyemissionen registrerats.

         Om forutsattningarna for likvid ej ar uppfyllda senast den 31 mars 2000 ager Investor ratt att frantrada detta avtal.

7. Investor garanterar att Aktierna inte belastas av hembud, option, pantratt eller annan rattighet som omojliggor Investors fullgorande av overlatelsen av Aktierna utan belastningar. I den man anmalda kop av av Investor utstallda optioner i Bolaget fullfoljs skall antalet B-aktier som skall overlatas till Volvo reduceras med maximalt
         120.230 st B-aktier.

8. Investor forbinder sig att under tiden fram till dess att Volvo har tilltratt Aktierna inte utova sin rostratt for Aktierna vid bolagsstamma i Bolaget pa ett sadant satt att vardet pa Aktierna negativt paverkas i icke ovasentlig man. Investor forbinder sig salunda att inte medverka till att aktieagarna i Bolaget fattar beslut om utdelning av kontanter eller aktier, aterkop av egna aktier, inlosen av aktier med aterbetalning till aktieagarna enligt bestammelserna i 6 kap aktiebolagslagen eller nyemission av aktier, konvertibler eller teckningsoptioner.

         Om Investor valjer aktiealternativet enligt punkten 3 ovan forbinder sig Volvos styrelse att inte lamna forslag att bolagsstamma i Volvo under perioden fran den tidpunkt da anmalningstiden for det offentliga erbjudandet, inklusive for-langningar, loper ut till dess att tilltrade av Aktierna skett, fattar motsvarande beslut som framgar av forsta stycket.

9. I den man Investor kan medverka, atar sig Investor att verka for att Bolagets verksamhet under perioden fram till dess att Aktierna har tilltratts enligt ovan kommer att bedrivas i normal omfattning och att det i Bolaget endast kommer att forekomma med den lopande verksamheten sammanhangande, normala affarstransaktioner i enlighet med Bolagets hittillsvarande praxis.

10. Den av Volvos bolagsstamma utsedda nomineringskommitten har informerat Volvo om att kommitten har for avsikt att pa extra bolagsstamma foresla att Investor erbjuds en styrelseplats i Volvo under forutsattning att Volvo forvarvar Aktierna.


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11.      Part skall inte utan samtycke av andra parten avsloja innehallet i detta Avtal om inte skyldighet dartill foreligger enligt lag eller annan borsrattslig reglering.

12. Tvist angaende detta Avtal eller ur detta Avtal harflytande rattsforhallanden skall avgoras genom skiljeforfarande enligt lagen om skiljeforfarande. Skiljeforfarandet skall aga rum i Goteborg.

Detta Avtal har upprattats i tva (2) exemplar, av vilka parterna tagit var sitt.


 ............den..................1999     ...........den.................. 1999


INVESTOR AB (publ)                        B VOLVO (publ)


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